Exhibit 23.4

CONSENT OF FIRST ANNAPOLIS CONSULTING, INC.

First Annapolis Consulting, Inc. (“First Annapolis”) hereby consents to the references by CPI Card Group Inc. (the “Company”) to First Annapolis’ market and industry data and information cited in the Company’s Registration Statement on Form S-1 and any amendments thereto filed by the Company with the U.S. Securities and Exchange Commission (the “Registration Statement”) and to the use of First Annapolis’ name in connection with the use of such data and information in the Registration Statement. First Annapolis also hereby consents to the filing of this consent as an exhibit to the Registration Statement.

FIRST ANNAPOLIS CONSULTING, INC.

By:	/s/ Lee E. Manfred
Name: Lee E. Manfred
Title: Partner
Date: September 21, 2015